Exhibit 23.6







INDEPENDENT AUDITORS' CONSENT


To the Members of
Cascade Entertainment Group, LLC:


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-102202 of Chukchansi Economic Development Authority (the "Authority") of our report on Cascade Entertainment Group, LLC (the "Company") dated April 8, 2003, except for Note 9, as to which the date is June 20, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Prospectus, which is a part of such Registration Statement.




/s/ Deloitte & Touche LLP



Las Vegas, Nevada
June 20, 2003